NOTE PAYMENT AND MEMBERSHIP INTEREST SALE AGREEMENT

         THIS NOTE PAYMENT AND MEMBERSHIP INTEREST SALE AGREEMENT ("Agreement") is effective August 1, 2004 (the "Effective Date"), by and among CHRISTENSON GROUP LLC, an Oregon limited liability company ("Christenson"), BRIAN N. CHRISTOPHER ("Christopher"), JMW GROUP, LLC ("JMW") and CHRISTENSON LEASING COMPANY, LLC ("CLC").

                                    RECITALS:

         A. Christopher is a member of Christenson and owns a 23.783% membership interest in Christenson (the "Membership Interest").

         B. Christopher holds promissory notes made by Christenson, or has made loans to Christenson, (collectively the "Christenson Notes") as follows:
(1) Subordinated Promissory Note (Amended and Restated) dated April 22, 2004 in the face amount of $1,053,065.52; (2) Subordinated Promissory Note dated May 31, 2004 in the face amount of $333,370.63; and (3) Promissory Note dated July 7, 2003 in the face amount of $5,000.00. In addition, Christopher holds one or more promissory notes made by CLC (collectively the "CLC Notes"), including: (1) Subordinated Promissory Note dated January 10, 2003 in the face amount of $200,000; and (2) Subordinated Promissory Note dated June 11, 2003 in the face amount of $21,710.00.

         C. Christenson owns all of the outstanding stock of CEAC, Inc. ("CEAC") and CEAC owns all of the outstanding stock of Christenson Electric, Inc. ("CE").

         D. Christopher also owns an indirect interest in CLC as a result of being a member of CLC's parent, Destination Capital, LLC ("Destination"). Christopher has provided a personal guaranty of a loan for $3,500,000 made December 31, 2002 by Sterling Savings Bank to CLC (the "Sterling Loan") to finance the purchase of certain equipment subsequently leased by CLC to CE. CLC, Christopher and other guarantors of that loan entered into an Indemnification and Contribution Agreement dated June 16, 2003 (the "Indemnification Agreement") to provide for indemnification and reimbursement of any guarantor who was required to pay more than a prorata portion of any obligation arising out of the loan guaranty.

         E. Christenson and CLC desire to make payments to Christopher to apply to the Christenson and CLC Notes. Christenson further desires to purchase the Membership Interest and Christopher desires to sell his Membership Interest to Christenson on the terms and conditions set forth below.

         Now, therefore, in consideration of the foregoing, the parties agree as follows:

                                   AGREEMENT:

         1. CHRISTENSON PAYMENTS. Christenson will make payments to Christopher as follows:

                  1.1 Christenson will assign and transfer 1,680,812Common shares of Microfield Group, Inc. ("Microfield"). These shares are currently subject to lock-up restrictions



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pursuant to an agreement with Microfield. The lock-up restrictions will expire
September 16, 2004 and Christenson will transfer the shares promptly after the expiration date. Upon transfer of the Microfield shares transferred to Christopher, Christopher will have good and marketable title to the shares, free and clear of all security interests, liens, pledges, encumbrances or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws.

                  1.2 Christenson will pay Christopher a sum equal to 0.7015% of the gross revenues collected by CE during the 5-year period commencing on the Effective Date. Payments shall be calculated and paid to Christopher on a monthly basis (within 30 days after the end of the prior month) and shall be subject to retroactive adjustment in the event it is subsequently determined that revenues were overstated due to customer disputes, mistakes or similar occurrences. Christenson will make an initial payment of $6,000 to Christopher upon execution of this Agreement which will be applied against the final monthly payment(s) due to Christopher. The monthly payment due with respect to the period ending the later of (i) December 31, 2005, or (ii) the date the Tax Liabilities referenced below have been paid, shall not be less than $6,000; if the $6,000 payment exceeds the payment otherwise due (0.7015% of gross revenues), the amount of the excess payment will be applied to reduce the final monthly payment(s) due to Christopher. In addition, until CE has satisfied certain outstanding payroll tax liabilities and Washington state excise tax liabilities in the approximate aggregate amount of $1,075,000 (the "Tax Liabilities"), the monthly payments shall not exceed $6,000. If the payment otherwise due for a month (0.7015% of gross revenues) before the Tax Liabilities have been satisfied exceeds $6,000, the excess amount shall accrue and be subsequently paid to Christopher ratably over the number of months remaining in the original 5-year payment period once the Tax Liabilities have been paid in full. Interest shall accrue after 90 days at the rate of 12% per annum on any payment that is past due. Christopher or his representatives may audit Christenson's and CE's records (once each year) to verify the payment amounts determined by Christenson to be due. If the audit discloses that the payments claimed to be due are 5% or more less than the correct amounts, Christenson shall be responsible for the cost of the audit. Christenson will provide Christopher with quarterly financial statements and (if available) audited annual financial statements for CE.

                  1.3 In the event that substantially all of the assets or stock of CE are sold pursuant to an agreement executed within the 4-year period beginning with the Effective Date, Christenson will pay to Christopher an amount equal to (a) Christopher's Percentage of the net after-tax (if any) sale proceeds received in connection with the sale after deducting transaction costs, and corporate obligations and debt of CE and CEAC other than liabilities or expenses attributable to consulting/success fees payable to JMW which have not been disclosed to Christopher, less (b) the amount of payments made to Christopher pursuant to Section 1.2 above. "Christopher's Percentage" means the percentage membership interest that Christopher would have in Christenson (currently 23.783%) at the time the sale is closed if Christopher and Kevin Robertson had retained their current number of membership units, taking into account future changes in the number of outstanding membership units of Christenson. Upon full payment of all amounts due under this Section 1.3, the payments to be made pursuant to Section 1.2 above will terminate.





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         2.       SALE OF MEMBERSHIP INTEREST. Christopher hereby sells and
Christenson hereby purchases the Membership Interest. As of the Effective Date, Christopher shall cease to be a member of Christenson.

         3. APPLICATION OF PAYMENTS. All payments made to Christopher as set forth above are to be applied first to payment of the Christenson Notes, and then applied in payment of the Membership Interest. The sole source of payment for all such obligations of Christenson to Christopher shall be as set forth above. The parties represent to each other that they know of no other obligations of Christenson to Christopher. Simultaneously with the extinguishment of Christenson's obligations to Christopher, the following additional debt of Christenson will be extinguished: (a) Subordinated Promissory Note dated May 31, 2004 in the face amount of $585,957.16 in favor of JMW; (b) Amended and Restated Subordinated Promissory Note dated May 1, 2004 in the face amount of $881,996.24 in favor of Destination; and (c) indebtedness in favor of various parties related to JMW incurred prior to January 1, 2004 in the approximate current amount of $393,523.79.

         4. EMPLOYMENT MODIFICATIONS. Christopher and CE entered into an Amended and Restated Employment Agreement dated March 22, 2000 which was amended effective October 1, 2003 (the "Employment Agreement"). The terms of the Employment Agreement are further modified to provide that (a) Christopher's base salary will be $2,000 per month effective September 1, 2004; (b) Christopher may earn commissions equivalent to 5% of the gross profit margin derived by CE from work originated by Christopher without the assistance of third parties who may also be entitled to commission from CE; (c) Christopher will continue to receive an automobile allowance of $300 per month; (d) Christopher will be entitled to health insurance benefits as set forth in the Employment Agreement; and (e) Christopher's employment will terminate December 31, 2005 unless extended by mutual agreement.

         5.       CLC PAYMENTS.

                  5.1 CLC will transfer to Christopher free and clear title to the 1946 Chevrolet truck now owned by CLC. This transfer will be credited as a $10,000 principal payment against the CLC Notes owed by CLC to Christopher.

                  5.2 The CLC Notes will be combined and amended following the transfer of the 1946 Chevrolet to provide for an adjusted total balance, including principal and unpaid interest, of $200,000 and minimum semi-annual payments of $16,752.50 beginning in December 2004 with a maturity date of 5 years from the Effective Date. The amended note will evidence any and all remaining obligations of CLC to Christopher and any other obligations of CLC are deemed paid, satisfied or contributed as additional capital.

                  5.3 At such time as the Sterling Loan has been paid in full or otherwise satisfied by CLC, CLC will assign to Christopher its right to purchase 23.783% of the shares of Microfield which are subject to the warrant(s) issued by Microfield to CLC (to the extent not used by CLC to pay the Sterling
Loan) in connection with CLC's loan of approximately $500,000 to Christenson Velagio, Inc. scheduled to be consummated in August 2004 or later. CLC agrees to deliver to Christopher copies of the loan terms and loan documents of the CLC loan to Christenson Velagio, Inc.





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         6.       LOAN TRANSACTIONS.

                  6.1 STERLING LOAN RESTRUCTURE. CLC is presently negotiating with Sterling Savings Bank to restructure the Sterling Loan obligations. Upon execution of this Agreement, it is hereby agreed by CLC and JMW that the obligations of Christopher pursuant to his Sterling Loan personal guaranty are limited to $125,000 and the Indemnification Agreement will be modified to reflect this release. In addition, CLC, JMW and Christenson will use their best efforts and proceed in good faith to cause Christopher to be released as a guarantor under the Sterling Loan documents. Christopher or his authorized representatives shall have the right to receive information and to communicate with Sterling Bank representatives to review and discuss any conditions to his release as a guarantor under those loan documents.

                  6.2 DESTINATION TRANSACTIONS. Christopher is continuing as a member of Destination. Christopher agrees to cooperate with future lender requests to confirm the authority of Destination and its manager to engage in loan transactions within the scope of authority granted pursuant to the operating agreement of Destination.

         7.       CHRISTOPHER'S REPRESENTATIONS.

                  7.1 DISCLOSURE. Christopher is familiar with the business and properties of Christenson and, in making his decision to sell the Membership Interest, has not relied on representations or warranties of Christenson or any other person, other than those provided in Section 4 below, or their agents, officers or employees. Christopher has had an opportunity to review all documents, records and books pertaining to his membership interest in Christenson, obtain any additional information necessary to verify the accuracy of all information obtained, and ask questions of and receive answers from Christenson or any persons authorized to act on its behalf concerning the terms and conditions of this transaction.

                  7.2 TITLE. Christopher has, and upon purchase thereof by Christenson pursuant to the terms of this Agreement Christenson will have, good and marketable title to the Membership Interest, free and clear of all security interests, liens, pledges, encumbrances or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws and other liens, claims, debts or matters within the actual knowledge of Christenson, CLC, JMW, Destination and their respective subsidiaries, affiliates and key personnel.

                  7.3 NO OUTSTANDING REQUESTS FOR REIMBURSEMENT. Christopher represents that there are no outstanding or unsubmitted requests for reimbursement of expenses to which Christopher is entitled. Christopher has not incurred any obligations on behalf of Christenson that are not now reflected on the books and records of Christenson. If Christenson incurs any obligation or expense for which Christopher is responsible, Christopher will promptly reimburse any such expense and authorize Christenson to withhold any such amount out of any payments otherwise due to be paid to Christopher.

         8.       MISCELLANEOUS.

                  8.1 FURTHER DOCUMENTS. Each of the parties hereby agrees to execute and deliver any and all instruments or documents and to take any further action which may be or become necessary or appropriate to give effect to the terms of this Agreement.

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                  8.2      WAIVER. The waiver by any party of any breach or
default of the other party under this Agreement or the failure of a party to exercise any right, power or remedy shall not operate or be construed as a waiver of any subsequent breach or default by the other party.

                  8.3 INTEGRATION. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and may be modified only by an agreement in writing signed by all parties.

                  8.4 BINDING EFFECT. This Agreement is legally effective and binding, both upon the parties and upon their respective estates, heirs, legal representatives, successors and permitted assigns.

                  8.5 GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Oregon.

                  8.6 SEVERABILITY OF AGREEMENT. The parties intend that this be a binding and enforceable agreement. If a provision or provisions of this Agreement are invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable without such provision or provisions.

                  8.7 ATTORNEY FEES. If suit or action is filed to enforce this Agreement, or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation for and litigation of such suit or action at trial, on appeal and on any petition for review.

                  8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                  8.9 RELEASE. In consideration of the representations and agreements set forth above, and provided the parties fulfill their respective obligations as set forth herein, the parties release each other and their respective employees, agents, successors and assigns from all claims arising out of their ownership of Christenson.





















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         IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

                                              CHRISTENSON GROUP LLC
                                              By: JMW Capital Partners, Inc.,
                                                  its Manager



/s/ BRIAN N. CHRISTOPHER                      By: /s/ ROBERT JESENIK
-------------------------------------------      -------------------------------
Brian N. Christopher                             Robert Jesenik, CEO

CHRISTENSON LEASING COMPANY, LLC              JMW GROUP, LLC
By: JMW Capital Partners, Inc., its Manager   By: JMW Capital Partners, Inc.,
                                                  its Manager



By: /s/ ROBERT JESENIK                       By: /s/ ROBERT JESENIK
   ----------------------------------------     --------------------------------
   Robert Jesenik, CEO                          Robert Jesenik, CEO




































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